Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-8 of Tiger Media, Inc., Registration No. 333-194952 of (1) our report dated January 9, 2015, relating to our audits of the financial statements of Interactive Data, LLC as of and for the years ended December 31, 2013 and 2012, (2) our report, dated January 9, 2015, on our reviews of the financial statements of Interactive Data, LLC for the nine months ended September 30, 2014, and (3) our report, dated January 9, 2015, on our reviews of the financial statements of The Best One, Inc. for the period from September 22, 2014 (inception) to September 30, 2014, which are included in the Current Report on Form 8-K filed by Tiger Media, Inc. on March 26, 2015.

/s/ L.L. Bradford & Company, LLC

Las Vegas, Nevada

March 26, 2015